As filed with the Securities and Exchange Commission on May 10, 2021.
Registration No. 333-254291

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective
Amendment No. 1
to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ACCOLADE, INC.
(Exact name of Registrant as specified in its charter)
Delaware	7389	01-0969591
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
1201 Third Avenue, Suite 1700
Seattle, WA 98101
206-926-8100
(Address, including zip code, and telephone number,
including area code, of Registrant’s principal executive offices)

Rajeev Singh
Chief Executive Officer
Accolade, Inc.
1201 Third Avenue, Suite 1700
Seattle, WA 98101
206-926-8100
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:
Richard Eskew
General Counsel
660 West Germantown Pike, Suite 500
Plymouth Meeting, PA 19462
(610) 834-2989
John W. Robertson
Alan D. Hambelton
Cooley LLP
1700 Seventh Avenue, Suite 1900
Seattle, WA 98101
(206) 452-8700

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer	☐
Non-accelerated filer ☒	Smaller reporting company	☐
	Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
On March 15, 2021, the registrant filed a Registration Statement on Form S-1 (Registration No. 333-254291), which was amended by Amendment No. 1 on April 1, 2021 and subsequently declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on April 5, 2021 (as amended, the “Registration Statement”).
This post-effective amendment is being filed to update the Registration Statement to include information contained in the registrant’s Annual Report on Form 10-K and certain other information in such Registration Statement.
No additional securities are being registered under this post-effective amendment. All applicable registration fees were paid at the time of the original filing of the Registration Statement.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.
(Subject to Completion)
Issued May 10, 2021
PROSPECTUS
2,495,441 Shares
COMMON STOCK

This prospectus relates to the sale or other disposition from time to time of up to 2,495,441 shares of our common stock, which are held by the selling stockholders named in this prospectus. The shares of common stock covered by this prospectus were previously issued by us in connection with an acquisition pursuant to an Agreement and Plan of Merger by and among us, Maestro Merger Sub, LLC, a Texas limited liability company and a wholly owned subsidiary of Accolade, Innovation Specialists LLC d/b/a 2nd.MD, a Texas limited liability company (2nd.MD), and Shareholder Representative Services LLC, a Colorado limited liability company, solely as Member Representative. We are not selling any common stock under this prospectus and will not receive any of the proceeds from the sale or other disposition of shares by the selling stockholders.
The selling stockholders may sell or otherwise dispose of the shares of common stock covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the selling stockholders may sell or otherwise dispose of their shares of common stock in the section entitled “Plan of Distribution” on page 102. We will pay all expenses (other than discounts, concessions, commissions and similar selling expenses, if any) relating to the registration of the shares with the Securities and Exchange Commission.
Our common stock is listed on the Nasdaq Global Select Market under the symbol “ACCD.” On May 7, 2021, the last reported sale price of the common stock on the Nasdaq Global Select Market was $44.58 per share.

We are an “emerging growth company” as defined under the federal securities laws. Investing in our common stock involves risks. See “Risk Factors” beginning on page 5.

The Securities and Exchange Commission and state regulators have not approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated          , 2021

Neither we nor any the selling stockholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. Neither we nor any of the selling stockholders take any responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus and the documents incorporated by reference is accurate only as of the date of those respective documents, regardless of the time of delivery of this prospectus or of any sale of our common stock. Our business, financial condition, results of operations and future growth prospects may have changed since that date.
For investors outside the United States: neither we nor any of the selling stockholders have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside of the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of our common stock and the distribution of this prospectus outside of the United States.

i

PROSPECTUS SUMMARY
This summary highlights selected information contained elsewhere in this prospectus and the documents incorporated by reference herein. This summary does not contain all of the information you should consider before investing in our common stock. You should read this entire prospectus, including the documents incorporated by reference herein, carefully, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes in our Annual Report on Form 10-K for the fiscal year ended February 28, 2021 and incorporated by reference into this prospectus, before making an investment decision. Our fiscal year ends on the last day of February, and our fiscal quarters end on May 31, August 31, November 30, and the last day of February.
Unless the context otherwise requires, all references in this prospectus to “we,” “us,” “our,” “our company” and “Accolade” refer to Accolade, Inc. and, where appropriate, its consolidated subsidiaries.
Our Mission
We envision a world where every person can live their “healthiest life” — a concept that encompasses physical, emotional, financial, and professional wellness. Our mission is to empower people through expertise, empathy, and technology to make the best decisions for their health and well-being.
Business Overview
We provide personalized, technology-enabled solutions that help people better understand, navigate, and utilize the healthcare system and their workplace benefits. Our customers are primarily employers that deploy Accolade in order to provide employees and their families (our “members”) a single place to turn for their health, healthcare, and benefits needs. Our innovative platform combines open, cloud-based intelligent technology with multimodal support from a team of empathetic and knowledgeable Accolade Health Assistants and clinicians (including nurses, physician medical directors, and behavioral health specialists). We leverage our integrated capabilities, connectivity with providers and the broader healthcare ecosystem, and longitudinal data to engage across the entire member population, rather than focusing solely on high-cost claimants or those with chronic conditions. Our goal is to build trusted relationships with our members that ultimately position us to deliver personalized recommendations and interventions. We believe that our platform dramatically improves the member experience, encourages better health outcomes, and lowers costs for both our members and our customers.
Risks Associated with Our Business
Our business is subject to numerous risks and uncertainties, including those highlighted in the section titled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended February 28, 2021 and incorporated by reference into this prospectus. These risks include the following:
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We have a history of net losses, we anticipate increasing expenses in the future, and we may not be able to achieve or maintain profitability.

•
We derive a significant portion of our revenue from our largest customers. Our largest customer, Comcast Cable, accounted for 16% and 24% of our revenue for the fiscal years ended February 28(29), 2021 and 2020, respectively. The loss of any of these customers, or renegotiation of any of our contracts with these customers, could negatively impact our results.

•
We have a limited operating history with our current offerings, which makes it difficult to evaluate our current and future business prospects and increases the risk of your investment.

•
Our business, results of operations, and financial condition may fluctuate on a quarterly and annual basis, which may result in a decline in our stock price if such fluctuations result in a failure to meet any projections that we may provide or the expectations of securities analysts or investors.

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Our sales cycle can be long and unpredictable and requires considerable time and expense. As a result, our sales, revenue, and cash flows are difficult to predict and may vary substantially from period to period, which may cause our results of operations to fluctuate significantly.

•
Certain of our operating results and financial metrics may be difficult to predict as a result of seasonality and due to the fact that a portion of our revenue is subject to the achievement of performance metrics and healthcare cost savings.

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If we fail to effectively manage our growth and organizational change, our mission-driven culture could be impacted, and our business could be harmed.

•
If we are unable to attract, integrate, and retain additional qualified personnel, especially for Accolade Health Assistant, clinical, and various product and technology roles, our business could be adversely affected.

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We may acquire other companies or technologies, which could divert our management’s attention, result in dilution to our stockholders, and otherwise disrupt our operations, and we may have difficulty integrating any such acquisitions successfully or realizing the anticipated benefits therefrom, any of which could have an adverse effect on our business, financial condition, and results of operations.

•
We may face intense competition, which could limit our ability to maintain or expand market share within our industry, and if we do not maintain or expand our market share our business and operating results will be harmed.

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The Coronavirus Disease 2019 (COVID-19) pandemic may significantly disrupt our operations and negatively impact our business, financial condition, and results of operations.

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If we fail to comply with healthcare laws and regulations, we could face substantial penalties and our business could be harmed.

Corporate Information
We were formed under the laws of the state of Delaware in January 2007 under the name Accretive Care LLC, and we converted to a Delaware corporation under the name Accolade, Inc. in June 2010. Our principal executive offices are located at 1201 Third Avenue, Suite 1700, Seattle, WA 98101, and we have co- headquarters at 660 West Germantown Pike, Suite 500, Plymouth Meeting, PA 19462. Our telephone number is (206) 926-8100. Our website address is www.accolade.com. Information contained on, or that can be accessed through, our website is not incorporated by reference into this prospectus, and you should not consider information on our website to be part of this prospectus.
The Accolade design logo, “Accolade,” and our other registered or common law trademarks, service marks, or trade names appearing in this prospectus or incorporated by reference herein are the property of Accolade, Inc. Other trade names, trademarks, and service marks used in this prospectus or incorporated by reference herein are the property of their respective owners.
Implications of Being an Emerging Growth Company
As a company with less than $1.07 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act (JOBS Act) enacted in April 2012. An emerging growth company may take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include:
•
not being required to comply for a certain period of time with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (the Sarbanes-Oxley Act);

•
reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and

•
exemptions from the requirements of holding a stockholder advisory vote on executive compensation and any golden parachute payments not previously approved.

We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of the date of the first sale of our common stock in our initial public offering. However, if certain events occur prior to the end of such five-year period, including if: (i) we become a “large accelerated filer,” with at least $700 million of equity securities held by non-affiliates; (ii) our annual gross revenue exceeds $1.07 billion; or (iii) we issue more than $1.0 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company prior to the end of such five-year period.
We have elected to take advantage of certain of the reduced disclosure obligations in this prospectus and in the registration statement of which this prospectus is a part and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information in this prospectus and that we provide to our stockholders in the future may be different from what you might receive from other public reporting companies in which you hold equity interests.
In addition, pursuant to the JOBS Act, as an emerging growth company we have elected to take advantage of an extended transition period for complying with new or revised accounting standards. This effectively permits us to delay adoption of certain accounting standards until those standards would otherwise apply to private companies. As a result, our consolidated financial statements may not be comparable to the financial statements of issuers who are required to comply with the effective dates for new or revised accounting standards that are applicable to public companies, which may make our common stock less attractive to investors.

THE OFFERING
Common stock offered by the selling stockholders
2,495,441 shares
Risk factors
See the section titled “Risk Factors” and other information included and incorporated by reference in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.
Terms of the offering
The selling stockholders will determine when and how they will dispose of the shares of common stock registered under this prospectus for resale.
Use of proceeds
We will not receive any of the proceeds from the sale of shares of common stock by the selling stockholders.
Nasdaq ticker symbol
Our common stock is listed on the Nasdaq Global Select Market under the symbol “ACCD”.
For additional information concerning the offering, see “Plan of Distribution” beginning on page 34.

RISK FACTORS
Investing in our common stock involves risks. Before deciding to invest in our common stock, you should carefully consider the risks described under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended February 28, 2021, which are incorporated by reference into this prospectus in their entirety, and may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the futurey. You should also consider the risk factors described in any related prospectus supplement or any documents we incorporate by reference in the future. Our business, results of operations, financial condition, and prospects could also be harmed by risks and uncertainties that are not presently known to us or that we currently believe are not material. If any of the risks actually occur, our business, results of operations, financial condition, and prospects could be materially and adversely affected. In such event, the market price of our common stock could decline.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and the documents we have filed with the SEC that are incorporated by reference contain forward-looking statements about us and our industry that involve substantial risks and uncertainties. All statements other than statements of historical facts contained or incorporated by reference in this prospectus are forward-looking statements. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” or the negative of these words or other similar terms or expressions. Any statements contained or incorporated by reference herein that are not statements of historical facts may be deemed to be forward-looking statements. Forward-looking statements include statements about:
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our ability to achieve or maintain profitability;

•
our reliance on a limited number of customers for a substantial portion of our revenue;

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our expectations and management of future growth;

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our market opportunity and our ability to estimate the size of our target market;

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the effects of increased competition as well as innovations by new and existing competitors in our market;

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our ability to retain our existing customers and to increase our number of customers;

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potential acquisitions and integration of complementary businesses and technologies;

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our ability to maintain and enhance our reputation and brand recognition;

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the uncertainty of the regulatory and political framework;

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our ability to comply with new or modified laws and regulations that currently apply or become applicable to our business;

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the impacts of the COVID-19 pandemic on our business and operations;

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our ability to attract, integrate, and retain key personnel and highly qualified personnel;

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our financial performance and capital requirements; and

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our ability to maintain, protect, and enhance our intellectual property.

You should not rely on forward-looking statements as predictions of future events. We have based the forward-looking statements contained in this prospectus and the documents incorporated by reference primarily on our current expectations and projections about future events and trends that we believe may affect our business, financial condition, and operating results. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties, and other factors described in the section titled “Risk Factors” and elsewhere in this prospectus. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained or incorporated by reference in this prospectus. The results, events, and circumstances reflected in the forward-looking statements may not be achieved or occur, and actual results, events, or circumstances could differ materially from those described in the forward-looking statements.
In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based on information available to us as of the date of the document containing the applicable statement. While we believe that such information provides a reasonable basis for these statements, that information may be limited or incomplete. Our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely on these statements.
The forward-looking statements made in this prospectus and the documents incorporated by reference relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statements made in this prospectus and the documents incorporated by reference to reflect events or circumstances after the date of the document containing the applicable statement or to reflect new information or the occurrence of unanticipated events, except as required by law. We may not actually achieve the plans, intentions, or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, or investments we may make.

USE OF PROCEEDS
All the common stock offered in this prospectus are being sold by the selling stockholders. We will not receive any proceeds from the sale of shares by the selling stockholders.

MANAGEMENT
Executive Officers and Directors
The following table sets forth information for our executive officers and directors as of January 31, 2021:
Name	Age	Position
Executive Officers
Rajeev Singh	52	Chief Executive Officer and Director
Stephen Barnes	50	Chief Financial Officer
Robert Cavanaugh	51	President
Michael Hilton	56	Chief Product Officer
Non-Employee Directors
J. Michael Cline(2)	61	Chairman of the Board
Senator William H. Frist, M.D.	68	Director
Jeffrey Jordan(2)	62	Director
Cindy Kent(3)	52	Director
Peter Klein(1)	58	Director
Dawn Lepore(1)(3)	66	Director
Thomas Neff(1)(2)	83	Director
Patricia Wadors(3)	56	Director

(1)
Member of the audit committee.

(2)
Member of the compensation committee.

(3)
Member of the nominating and corporate governance committee.

Executive Officers
Rajeev Singh has served as our chief executive officer and a member of our board of directors since October 2015. In 1993, Mr. Singh co-founded Concur Technologies, Inc., a business travel and expense management company. Mr. Singh served on Concur’s board of directors from April 2008 until January 2015 and was most recently its president and chief operating officer until it was acquired by SAP SE in 2014. Prior to Concur, Mr. Singh held positions at Ford Motor Company and General Motors Corporation. Mr. Singh currently serves on the board of directors of Avalara Inc., a tax compliance software company, and previously served on the board of directors of Apptio, Inc., a technology business management company. Mr. Singh holds a B.S. from Western Michigan University. We believe Mr. Singh is qualified to serve on our board of directors due to his extensive knowledge of our company, as well as his significant operational and strategic expertise.
Stephen Barnes has served as our chief financial officer since February 2015. From February 2014 to January 2015, Mr. Barnes served as a managing director at NRG Energy, Inc., an energy company. Mr. Barnes served as president of Energy Plus Holdings LLC, an energy company, from July 2012 to January 2014 after it was acquired by NRG. He served as chief financial officer of Energy Plus from February 2009 to June 2012. Previously, Mr. Barnes served in various roles at Novitas Capital, Voxware, Inc. and KPMG. Mr. Barnes holds an M.B.A. from The Wharton School of the University of Pennsylvania and a B.S. from Villanova University and is also a CPA (inactive).
Robert Cavanaugh has served in a variety of roles with us since November 2015, and is currently serving as our president. From 1999 to April 2015, Mr. Cavanaugh served in various roles at Concur, including serving as president, worldwide enterprise, SMB and government, executive vice president, client development and executive vice president, business development. Mr. Cavanaugh served as an officer in the United States Army Reserve from 1991 to 2000. Mr. Cavanaugh currently serves on the board of directors of Cornerstone OnDemand, Inc., a learning, talent management, and talent experience software provider. Mr. Cavanaugh holds a B.S. from Norwich University.
Michael Hilton has served as our chief product officer since November 2015. Mr. Hilton co-founded Concur and served in various roles from 1993 to January 2015, most recently serving as chief product officer. Prior to Concur, Mr. Hilton served as director of development at Contact Software International, a customer relationship management software company, which was acquired by Symantec Corporation in 1993. Mr. Hilton holds a B.A. from the University of California, Santa Cruz.
Non-Employee Directors
J. Michael Cline is one of our co-founders and has served as a member of our board of directors since January 2007 and as our Chairman of the board of directors since February 2020. Mr. Cline serves as the founding managing partner of Accretive, LLC, a private equity firm, which he founded in December 1999. Mr. Cline was a founder of Accretive Health, Inc. (now known as R1 RCM, Inc.), a healthcare management company, and served as chairman of the board of directors from July 2009 until May 2015. From 1989 to 1999, Mr. Cline served as a general partner of General Atlantic Partners, LLC, a private equity firm. Mr. Cline holds an M.B.A. from Harvard Business School and a B.S. from Cornell University. We believe Mr. Cline is qualified to serve as a member of our board of directors due to his experience in private equity investing.
Senator William H. Frist, M.D. has served as a member of our board of directors since March 2010. Dr. Frist is a heart and lung transplant surgeon, former U.S. Senator from Tennessee and former majority leader of the U.S. Senate. Since 2008, Dr. Frist has been a partner at Cressey & Company, L.P., a private health services investment firm. Dr. Frist currently serves on the boards of directors of GS Acquisition Holdings Corp II, a special purpose acquisition company, Teladoc Health, Inc., a telemedicine company, Select Medical Holdings Corporation, a healthcare company, and SmileDirectClub, Inc., a teledentistry company. Dr. Frist previously served on the board of directors of AECOM, an engineering firm, from October 2014 to March 2020. Dr. Frist holds an M.D. from Harvard Medical School and a B.A. from Princeton University. We believe Dr. Frist is qualified to serve as a member of our board of directors due to his significant public company director experience and his health services experience and expertise.
Jeffrey Jordan has served as a member of our board of directors since July 2016. Mr. Jordan serves as the managing partner of Andreessen Horowitz, a venture capital firm, which he joined as a general partner in 2011. From 2007 to 2011, Mr. Jordan served as the president and chief executive officer of OpenTable Inc., an Internet and mobile services company. From 2004 to 2006, he served as president of PayPal Holdings Inc., an Internet-based payment system then owned by Internet company eBay Inc., and as senior vice president and general manager of eBay from 1999 to 2004. Mr. Jordan currently serves on the board of directors of Pinterest, Inc., a mobile application company. Mr. Jordan holds an M.B.A. from the Stanford University Graduate School of Business and a B.A. from Amherst College. We believe Mr. Jordan is qualified to sit on our board of directors due to his experience as an investor and as an officer of technology companies.
Cindy Kent has served as a member of our Board of Directors since January 2021. Since January 2020, Ms. Kent has served as executive vice president and president of Senior Living at Brookdale Senior Living Inc. Ms. Kent served as president and general manager of 3M’s Infection Prevention Division from 2016 to 2018 and president and general manager of 3M’s Drug Delivery Systems Division from 2014 and 2016. Prior to that, she held senior leadership roles at Medtronic from 2007 to 2013. Ms. Kent has been appointed to serve as a trustee on the Vanderbilt University Board of Trust beginning July 2020. Ms. Kent holds an M.B.A. in marketing and a Master of Divinity from Vanderbilt University and a B.S. in industrial engineering and management sciences from Northwestern University. Ms. Kent also earned a certification in Strategic Finance from the Harvard Business School and is Six Sigma green belt trained. We believe Ms. Kent is qualified to sit on our board of directors due to her experience as an executive in the healthcare industry.
Peter Klein has served as a member of our board of directors since September 2019. From January 2014 to June 2014, Mr. Klein served as chief financial officer of William Morris Endeavor Entertainment, LLC, a global sports and entertainment marketing firm. Mr. Klein spent over 11 years in various finance leadership roles at Microsoft Corporation, including serving as chief financial officer from November 2009 until May 2013. Previously, he held senior finance positions with McCaw Cellular Communications, Orca Bay

Capital Corporation, Asta Networks Inc. and Homegrocer.com, Inc. Mr. Klein currently serves on the boards of directors of F5 Networks, Inc., a software company, and Denali Therapeutics Inc., a biotechnology company. Mr. Klein previously served on the board of directors of Apptio, Inc., a software company. He holds an M.B.A. from the University of Washington and a B.A. from Yale University. We believe Mr. Klein is qualified to serve on our board of directors due to his extensive experience as a senior finance executive, including as the chief financial officer of one of the world’s largest software companies.
Dawn Lepore has served as a member of our board of directors since June 2019. Ms. Lepore served as interim chief executive officer of Prosper Marketplace, Inc., an online peer-to-peer lending platform, from March 2012 to January 2013. Ms. Lepore served as chairman and chief executive officer of drugstore.com, inc., an online retailer of health and beauty care products, from October 2004 until its sale to Walgreen Co. in June 2011. Prior to joining drugstore.com, Ms. Lepore held various leadership positions during her 21 years with The Charles Schwab Company. Ms. Lepore currently serves on the boards of directors of RealNetworks, Inc., an Internet streaming media delivery software provider. Ms. Lepore previously served on the boards of directors of AOL Inc. and Quotient Technology Inc., a digital promotion and media platform. Ms. Lepore holds a B.A. from Smith College. We believe Ms. Lepore is qualified to serve on our board of directors due to her extensive operational background experience as an executive and director at diverse online consumer, Internet technology and retail companies.
Thomas J. Neff has served as a member of our board of directors since 2007. Since 1976, Mr. Neff has served in various roles at Spencer Stuart Management Consultants N.A., an executive search consulting firm, currently serving as Spencer Stuart, U.S.’s chairman and previously managing the worldwide firm from 1979 to 1987. Prior to this, Mr. Neff was a consultant with McKinsey & Co Inc., a global consulting firm and was a principal with Booz Allen & Hamilton, a consulting firm. Mr. Neff has served on the boards of directors of ACE Ltd, Hewitt Associates Inc., Exult Inc. and Macmillan Inc., including serving as chairman on certain compensation and corporate governance committees. Mr. Neff holds an M.B.A. from Lehigh University and a B.S. from Lafayette College. We believe Mr. Neff is qualified to sit on our board of directors due to his experience in leadership consulting, as well as extensive board and governance experience.
Patricia Wadors has served as a member of our board of directors since February 2020. Ms. Wadors has served as the Chief Talent Officer of ServiceNow, Inc. since September 2017. From March 2015 to September 2017, Ms. Wadors served as CHRO-SVP, Global Talent Organization at LinkedIn, and from February 2013 to March 2015, as VP, Global Talent Organization at LinkedIn. From April 2010 to February 2013, Ms. Wadors served as Senior Vice President of Human Resources at Plantronics, Inc., a designer, manufacturer and distributor of headsets for business and consumer applications. Prior to Plantronics, she served as Senior Vice President of Human Resources at Yahoo! and as Chief Human Resources Officer at Align Technologies, and she has held senior human resource management positions at Applied Materials, Merck Pharmaceutical, Viacom International, and Calvin Klein Cosmetics. Ms. Wadors holds a B.S. in business management with a concentration in human resources management and a minor in psychology from Ramapo College of New Jersey. We believe Ms. Wadors is qualified to serve on our board of directors due to her extensive operational background experience as an executive at diverse online consumer and internet technology companies.
Composition of Our Board of Directors
Our business and affairs are managed under the direction of our board of directors. We currently have nine directors. Our current directors will continue to serve as directors until their resignation, removal or successor is duly elected. There are no contractual obligations regarding the election of our directors.
Our board of directors may establish the authorized number of directors from time to time by resolution. In accordance with our amended and restated certificate of incorporation, our board of directors is divided into three classes with staggered three-year terms. At each annual general meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Our directors are divided among the three classes as follows:
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the Class I directors are Mr. Jordan and Ms. Kent, and their terms will expire at our annual meeting of stockholders to be held in 2021;

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the Class II directors are Messrs. Cline and Neff and Dr. Frist, and their terms will expire at our annual meeting of stockholders to be held in 2022; and

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the Class III directors are Messrs. Klein and Singh and Mses. Lepore and Wadors, and their terms will expire at our annual meeting of stockholders to be held in 2023.

We expect that any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one third of the directors. The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control.
Director Independence
Our board of directors has undertaken a review of the independence of each director. Based on information provided by each director concerning his or her background, employment and affiliations, our board of directors has determined that Messrs. Cline, Jordan, Klein and Neff, Dr. Frist and Mses. Kent, Lepore and Wadors do not have relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the listing standards of Nasdaq. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our shares held by each non-employee director and the transactions described in the section titled “Certain Relationships and Related Party Transactions.”
Committees of Our Board of Directors
Our board of directors has established an audit committee, a compensation committee, and a nominating and corporate governance committee. The composition and responsibilities of each of the committees of our board of directors are described below. Members serve on these committees until their resignation or until otherwise determined by our board of directors. Our board of directors may establish other committees as it deems necessary or appropriate from time to time.
Audit Committee
Our audit committee consists of Messrs. Klein and Neff and Ms. Lepore. Our board of directors has determined that each member of the audit committee satisfies the independence requirements under the listing standards of Nasdaq and Rule 10A-3(b)(1) of the Exchange Act. The chair of our audit committee is Mr. Klein. Our board of directors has determined that Mr. Klein is an “audit committee financial expert” within the meaning of SEC regulations. Each member of our audit committee can read and understand fundamental financial statements in accordance with applicable requirements. In arriving at these determinations, our board of directors has examined each audit committee member’s scope of experience and the nature of his employment.
The primary purpose of the audit committee is to discharge the responsibilities of our board of directors with respect to our corporate accounting and financial reporting processes, systems of internal control and financial statement audits, and to oversee our independent registered public accounting firm. Specific responsibilities of our audit committee include:
•
helping our board of directors oversee our corporate accounting and financial reporting processes;

•
managing the selection, engagement, qualifications, independence and performance of a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

•
discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, our interim and year-end operating results;

•
developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•
reviewing related person transactions;

•
obtaining and reviewing a report by the independent registered public accounting firm at least annually that describes our internal quality control procedures, any material issues with such procedures and any steps taken to deal with such issues when required by applicable law; and

•
approving or, as permitted, pre-approving, audit and permissible non-audit services to be performed by the independent registered public accounting firm.

Our audit committee operates under a written charter that satisfies the applicable listing standards of Nasdaq.
Compensation Committee
Our compensation committee consists of Messrs. Cline, Neff and Jordan. The chair of our compensation committee is Mr. Neff. Our board of directors has determined that each member of the compensation committee is independent under the listing standards of Nasdaq and a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act.
The primary purpose of our compensation committee is to discharge the responsibilities of our board of directors in overseeing our compensation policies, plans, and programs and to review and determine the compensation to be paid to our executive officers, directors, and other senior management, as appropriate. Specific responsibilities of our compensation committee include:
•
reviewing and recommending to our board of directors the compensation of our chief executive officer and other executive officers;

•
reviewing and recommending to our board of directors the compensation of our directors;

•
administering our equity incentive plans and other benefit programs;

•
reviewing, adopting, amending, and terminating incentive compensation and equity plans, severance agreements, profit sharing plans, bonus plans, change-of-control protections, and any other compensatory arrangements for our executive officers and other senior management; and

•
reviewing and establishing general policies relating to compensation and benefits of our employees, including our overall compensation philosophy.

Our compensation committee operates under a written charter that satisfies the applicable listing standards of Nasdaq.
Nominating and Corporate Governance Committee
Our nominating and corporate governance committee consists of Mses. Kent, Lepore and Wadors. The chair of our nominating and corporate governance committee is Ms. Lepore. Our board of directors has determined that each member of the nominating and corporate governance committee is independent under the listing standards of Nasdaq.
Specific responsibilities of our nominating and corporate governance committee include:
•
identifying and evaluating candidates, including the nomination of incumbent directors for reelection and nominees recommended by stockholders, to serve on our board of directors;

•
considering and making recommendations to our board of directors regarding the composition and chairmanship of the committees of our board of directors;

•
developing and making recommendations to our board of directors regarding corporate governance guidelines and related matters; and

•
overseeing periodic evaluations of the board of directors’ performance, including committees of the board of directors.

Our nominating and corporate governance committee operates under a written charter that satisfies the applicable listing standards of Nasdaq.

Code of Business Conduct and Ethics
We have adopted a code of business conduct and ethics that applies to our directors, officers, and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Our code of business conduct and ethics is available under the Investor section of our website at www.accolade.com. In addition, we post on our website all disclosures that are required by law or the listing standards of Nasdaq concerning any amendments to, or waivers from, any provision of the code. The reference to our website address does not constitute incorporation by reference of the information contained at or available through our website, and you should not consider it to be a part of this prospectus.
Compensation Committee Interlocks and Insider Participation
None of the members of the compensation committee is currently or has been at any time one of our officers or employees. None of our executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.
Non-Employee Director Compensation
The following table sets forth information regarding compensation earned by or paid to our non- employee directors during fiscal year ended February 28, 2021.
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Total ($)
J. Michael Cline	—	—	—	—
Senator William H. Frist, M.D	—	—	101,136	101,136
Jeffrey Jordan . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	—	—	—	—
Cindy Kent(3)	—	75,000	—	75,000
Peter Klein	—	—	101,136	101,136
Dawn Lepore . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	—	—	101,136	101,136
James C. Madden, V(4)	—	—	—	—
Thomas Neff	—	—	101,136	101,136
Patricia Wadors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	—	—	192,400	192,400
Michael T. Yang(5)	—	—	—	—

(1)
The amounts in this column represent the aggregate award date fair value of awards made during the fiscal year ended February 28, 2021, as computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, Stock Compensation (ASC 718). For these restricted stock unit awards, the fair value is equal to the underlying value of the stock and is calculated using the closing price of our common stock on the award date. The actual value realized by a non-employee director related to restricted stock unit awards will depend on the market value of our common stock on the date the underlying stock is sold following vesting of the awards.

As of February 28, 2021, our non-employee directors held restricted stock units for the following number of shares of our common stock: Ms. Kent, 1,360 shares.
(2)
Amounts in this column represent the aggregate grant date fair value of options granted during the fiscal year ended February 28, 2021, as computed in accordance with ASC 718, without regard to estimated forfeitures related to service-based vesting conditions. For information regarding assumptions underlying the value of equity awards, see Note 9 to our consolidated financial statements and the discussion under “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Estimates — Stock-Based Compensation,” included in our Annual Report on Form 10-K for the fiscal year ended February 28, 2021 and incorporated by reference into this prospectus. These amounts do not reflect dollar amounts actually received by our non- employee directors, who will only realize compensation to the extent the trading price of our common stock is greater than the exercise price of such options.
As of February 28, 2021, our non-employee directors held options to purchase the following number of shares of our common stock:
Dr. Frist, 21,350 shares; Mr. Klein, 28,600 shares; Ms. Lepore, 28,600 shares; Mr. Neff, 23,180 shares; and Ms. Wadors, 20,000 shares.
(3)
Ms. Kent was appointed to our board of directors in January 2021.

(4)
Mr. Madden resigned from our board of directors in January 2021.

(5)
Mr. Yang resigned from our board of directors in January 2021.

Rajeev Singh, our Chief Executive Officer, is also a director but does not receive any additional compensation for his service as a director. See the section titled “Executive Compensation” for more information regarding the compensation earned by Mr. Singh.
Non-Employee Director Compensation Policy
Our board of directors has adopted a non-employee director compensation policy, pursuant to which our non-employee directors are eligible to receive compensation for service on our board of directors and committees of our board of directors.
Equity Compensation
Initial Grant
Each new non-employee director who joins our board of directors will automatically receive a restricted stock unit award for common stock having a value of $130,200 based on the fair market value of the underlying common stock on the date of grant under our 2020 Equity Incentive Plan (2020 Plan), with the $130,200 being prorated based on the number of months from the date of appointment until the next annual meeting of our stockholders. Each initial grant will vest on the earlier of (i) the date of the following annual meeting of our stockholders (or the date immediately prior to the next annual meeting of our stockholders if the non-employee director’s service as a director ends at such meeting due to the director’s failure to be re-elected or the director not standing for re-election) or (ii) the one year anniversary measured from the date of grant, each subject to continued service as a director through each applicable vesting date.
Annual Grant
On the date of each annual meeting of our stockholders, each continuing non-employee director will automatically receive a restricted stock unit award for common stock having a value of $130,200 based on the fair market value of the underlying common stock on the date of grant under our 2020 Plan. Each annual grant will vest on the earlier of (i) the date of the following annual meeting of our stockholders (or the date immediately prior to the next annual meeting of our stockholders if the non-employee director’s service as a director ends at such meeting due to the director’s failure to be re-elected or the director not standing for re-election) or (ii) the one year anniversary measured from the date of grant, each subject to continued service as a director through each applicable vesting date.
Vesting Acceleration
In the event of a change in control (as defined in our 2020 Plan), any unvested portion of an equity award granted under the policy will fully vest immediately prior to the closing of such change of control, subject to the non-employee director’s continuous service with us on the effective date of the change of control.
The calculation of the number of shares of restricted stock units granted under the non-employee director compensation policy will be the closing price of our common stock as reported by Nasdaq on the date of grant.

Cash Compensation
Each non-employee director will receive an annual cash retainer of $86,800 for serving on our board of directors, the chairperson of our board of directors will receive an additional annual cash retainer of $30,000, and our lead independent director (to the extent applicable) will receive an additional annual cash retainer of $15,000. On an annual basis, a director may elect to receive some or all of the annual cash retainer in the form of additional restricted stock units with an equivalent dollar value at issuance.
The chairperson and members of the three committees of our board of directors are entitled to the following additional annual cash retainers:
Board Committee	Chairperson Fee	Member Fee
Audit Committee	$20,000	$10,000
Compensation Committee	10,000	5,000
Nominating and Corporate Governance Committee	10,000	5,000
All annual cash compensation amounts will be payable in equal quarterly installments in arrears, on the last day of each fiscal quarter for which the service occurred, pro-rated based on the days served in the applicable fiscal quarter.

EXECUTIVE COMPENSATION
Our named executive officers for the fiscal year ended February 28, 2021 were:
•
Rajeev Singh, our Chief Executive Officer;

•
Robert Cavanaugh, our President; and

•
Stephen H. Barnes, our Chief Financial Officer.

Summary Compensation Table
The following table presents all of the compensation awarded to, earned by, or paid to our named executive officers during the fiscal years ended February 28, 2021 and February 29, 2020.
Name and Principal Position	Fiscal Year	Salary ($)	Option Awards ($)(1)	Non-Equity Incentive Plan ($)(1)(2)	All Other Compensation ($)(3)	Total ($)
Rajeev Singh Chief Executive Officer	2021	400,000	1,764,000	340,000	3,000	2,507,000
	2020	394,231	2,553,600	194,167	3,000	3,144,998
Robert Cavanaugh President	2021	375,000	1,176,000	262,500	3,000	1,816,500
	2020	372,115	960,000	152,010	3,000	1,487,125
Stephen H. Barnes Chief Financial Officer	2021	360,000	1,176,000	198,000	3,000	1,737,000
	2020	358,846	648,000	115,716	3,000	1,125,562

(1)
Amounts reflect the grant date fair value of option awards granted in the fiscal years ended February 28, 2021 and February 29, 2020, respectively, in accordance with ASC 718. For information regarding assumptions underlying the value of equity awards, see Note 9 to our consolidated financial statements and the discussion under “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Estimates — Stock-Based Compensation,” included in our Annual Report on Form 10-K for the fiscal year ended February 28, 2021 and incorporated by reference into this prospectus. These amounts do not necessarily correspond to the actual value that the named executive officers will realize upon the exercise of the stock options or any sale of the underlying shares of common stock.

(2)
Amounts represent the annual performance-based cash bonuses earned by our named executive officers based on the achievement of certain corporate performance objectives and individual performance during the fiscal years ended February 28, 2021 and February 29, 2020, respectively. These amounts are expected to be paid to the named executive officers in May 2021 and were paid in June 2020, respectively. Please see the descriptions of the annual performance bonuses paid to our named executive officers under “Performance Bonuses” below.

(3)
Amounts shown in this column represent matching 401(k) contributions provided to the named executive officers on the same terms as provided to all of our regular full-time employees in the United States. For more information regarding these benefits, see below under “Other Compensation and Benefits.”

Performance Bonuses
We offer our named executive officers the opportunity to earn annual cash incentives to compensate them for attaining short-term company and individual performance goals. Each of Messrs. Singh, Cavanaugh, and Barnes has an annual target bonus that is expressed as a percentage of his annual base salary. The target bonus percentages for our named executive officers (for fiscal year 2021) were 85% for Mr. Singh, 70% for Mr. Cavanaugh, and 55% for Mr. Barnes.
Our compensation committee, based upon the recommendation of our Chief Executive Officer, establishes company performance goals each year and, at the completion of the year, determines actual bonus payouts after assessing company performance against these goals and a named executive officer’s individual performance and contributions to the company’s achievements. The calendar company performance goals for Messrs. Singh, Cavanaugh, and Barnes were based on our revenue, new business bookings measured by annual recurring revenue, free cash flow, Adjusted Gross Margin, and member net promotor score.
The actual cash bonuses earned by our named executive officers during fiscal year 2021 are reported under the “Non-Equity Incentive Plan” column of the Summary Compensation Table above. The actual bonuses earned by our named executive officers during fiscal year 2020 are reported under the “Non-Equity Incentive Plan” column of the Summary Compensation Table above and were paid out in the form of option grants in June 2020 at the election of the Board of Directors of the Company.
As a public company, if we are required to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws as a result of misconduct, our chief executive officer and chief financial officer may be legally required to reimburse us for any bonus or other incentive-based or equity-based compensation they receive in accordance with the provisions of section 304 of the Sarbanes-Oxley Act.
Other Compensation and Benefits
All of our current named executive officers are eligible to participate in our employee benefit plans, including our medical, dental, vision, life, disability, and accidental death and dismemberment insurance plans, in each case on the same basis as all of our other employees. We pay the premiums for the life, disability and accidental death and dismemberment insurance for all of our employees, including our named executive officers. We generally do not provide perquisites or personal benefits to our named executive officers.
We maintain a 401(k) plan that provides eligible U.S. employees with an opportunity to save for retirement on a tax advantaged basis. Eligible employees are able to defer eligible compensation up to certain Internal Revenue Code of 1986, as amended (Code), limits, which are updated annually. We have the ability to make matching and discretionary contributions to the 401(k) plan. We make matching contributions of up to 3% of eligible deferred compensation capped at $3,000 annually for each employee. The 401(k) plan is intended to be qualified under Section 401(a) of the Code, with the related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan are deductible by us when made and contributions and earnings on those amounts are not generally taxable to the employees until withdrawn or distributed from the 401(k) plan.
We did not sponsor any nonqualified deferred compensation plans during the fiscal years ended February 28, 2021 or February 29, 2020. Our board of directors may elect to provide our officers and other employees with nonqualified defined contribution or other nonqualified deferred compensation benefits in the future, if it determines that doing so is in our best interests.
Our named executive officers did not participate in, or otherwise receive any benefits under, any pension or retirement plan sponsored by us during the fiscal years ended February 28, 2021 or February 29, 2020.
Agreements with Our Named Executive Officers
Rajeev Singh.   In October 2015, we entered into an Employment Agreement with Mr. Singh (the “Singh Employment Agreement”). The Singh Employment Agreement has no specific term, provides for at- will employment and reflects Mr. Singh’s initial annual base salary of $400,000, an initial discretionary target bonus opportunity per year of up to sixty-percent (60%) of the base salary, the terms of his initial stock option grant, and severance benefits upon an involuntary termination, as described below in “— Potential Payments upon Termination or Change in Control.”
Stephen Barnes.   On December 1, 2014, we entered into a Letter Agreement with Mr. Barnes (the “Barnes Employment Agreement”). The Barnes Employment Agreement has no specific term, provides for at-will employment and reflects Mr. Barnes’s initial annual base salary of $400,000, a one-time bonus payment of $100,000 paid in April 2015, a discretionary target bonus opportunity per year of up to fifty- percent (50%) of the base salary, the terms of his initial stock option grant, and severance benefits upon an involuntary termination, as described below in “— Potential Payments upon Termination or Change in Control.”

Robert Cavanaugh.   On October 26, 2015, we entered into a Letter Agreement with Mr. Cavanaugh (the “Cavanaugh Employment Agreement”). The Cavanaugh Employment Agreement has no specific term, provides for at-will employment and reflects Mr. Cavanaugh’s current annual base salary of $350,000, a discretionary target bonus opportunity per year of up to fifty-percent (50%) of the base salary, and the terms of his initial stock option grant. The Cavanaugh Employment Agreement does not contain provisions regarding severance benefits.
Potential Payments upon Termination or Change in Control
Regardless of the manner in which service terminates, Mr. Singh is entitled to receive amounts earned during his term of service, including unpaid salary and unused vacation.
Upon an involuntary termination (including due to death or disability), termination without Cause or resignation for Good Reason (each as defined in the Singh Employment Agreement), Mr. Singh is eligible for severance benefits in the form of a payment equal to 12 months of base salary and the acceleration of all outstanding equity awards to the extent such awards would have otherwise become vested if Mr. Singh’s employment had not been terminated for a period of nine months following such termination. Upon termination without Cause or resignation for Good Reason within one-year of a Company Transaction (as defined in the 2007 Plan), Mr. Singh’s outstanding equity awards vest according to the vesting acceleration provisions set forth in the respective award agreements.
Upon an involuntary termination, except a Termination for Cause (as defined in the Barnes Employment Agreement), Mr. Barnes is eligible for severance benefits in the form of (i) continued base compensation and (ii) payment of COBRA premiums, for up to one year from the date of termination or, if earlier, the date Mr. Barnes next becomes employed full-time by another employer. In the event that Mr. Barnes is terminated as a result of an acquisition of the Company, all of Mr. Barnes’ outstanding unvested options shall immediately vest.
Each of our named executive officers’ stock options are subject to the terms of the 2007 Plan and form of share option agreement thereunder. If in connection with certain Company Transactions (as defined in the 2007 Plan), a successor entity (or parent thereof) does not assume or substitute outstanding options under our 2007 Plan prior to the effective date of the Company Transaction, each then outstanding option will become fully vested and exercisable. All outstanding repurchase rights under our 2007 Plan (to the extent there are any) shall be assigned to the successor entity (or parent thereof) in the event of any Company Transaction. If the successor entity (or parent thereof) does not accept such assignment, the outstanding repurchase rights shall terminate automatically, and the shares subject to those terminated rights shall immediately vest in full, upon the consummation of the Company Transaction, unless otherwise precluded by limitations imposed at the time of issuance. A more detailed description of the termination and change in control provisions in the 2007 Plan and awards granted thereunder is provided below under “— Equity Plans.”
Outstanding Equity Awards at Fiscal Year-End
The following table presents the outstanding equity incentive plan awards held by each named executive officer as of February 28, 2021.
	Option Awards(1)
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable(2)	Option Exercise Price Per Share(4)	Option Expiration Date
Rajeev Singh	1,600,000	—(a)	$4.20	10/30/2025
	26,875	3,125(b)	$4.50	7/26/2027
	21,250	8,750(c)	$4.70	5/2/2028
	221,666	310,334(e)	$9.60	6/24/2029
	17,846(3)	—	$17.50	6/16/2030
	—	150,000(f)	$17.50	6/16/2030

	Option Awards(1)
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable(2)	Option Exercise Price Per Share(4)	Option Expiration Date
Stephen H. Barnes	156,000	—(g)	$4.20	2/1/2025
	14,375	625(d)	$4.20	4/26/2027
	6,020	2,480(c)	$4.70	5/2/2028
	56,250	78,750(e)	$9.60	6/24/2029
	10,635(3)	—	$17.50	6/16/2030
	—	100,000(f)	$17.50	6/16/2030
Robert Cavanaugh	564,750	—(a)	$4.20	10/30/2025
	14,375	625(d)	$4.20	4/26/2027
	6,020	2,480(c)	$4.70	5/2/2028
	83,333	116,667(e)	$9.60	6/24/2029
	13,971(3)	—	$17.50	6/16/2030
	—	100,000(f)	$17.50	6/16/2030

(1)
All of the option awards were granted under the 2007 Plan, the terms of which plan are described below under “— Equity Plans.”

(2)
The unvested shares are scheduled to vest over a four-year period as follows: 25% of the shares underlying the options vest on the one-year anniversary of the vesting commencement date as detailed below, and thereafter 1/48th of the shares vest each month, subject to continued service with us through each relevant vesting date.

(a)
Vesting commencement date of 10/30/2015.

(b)
Vesting commencement date of 7/26/2017.

(c)
Vesting commencement date of 4/1/2018.

(d)
Vesting commencement date of 4/1/2017.

(e)
Vesting Commencement Date 6/25/2019.

(f)
Vesting Commencement Date 6/1/2020.

(g)
Vesting Commencement Date 2/1/2015.

(3)
The shares were not subject to vesting.

(4)
All of the option awards were granted with a per share exercise price equal to the fair market value of one share of our common stock on the date of grant, as determined in good faith by our board of directors or compensation committee.

Equity Plans
Amended and Restated 2007 Stock Option Plan
Our board adopted the Amended and Restated 2007 Stock Option Plan (the 2007 Plan) on July 1, 2010, and it was approved by our stockholders on July 1, 2010. The 2007 Plan was most recently amended and restated on April 25, 2014, and was last amended by our board on June 1, 2020 and by our stockholders on June 1, 2020. The 2007 Plan provides for the grant of incentive stock options (ISOs) and nonqualified stock options (NSOs) to our employees, directors and consultants or those of our subsidiaries. ISOs may be granted only to our employees or employees of our subsidiaries.
The 2007 Plan was terminated on the date the 2020 Plan became effective. However, any outstanding awards granted under the 2007 Plan remain outstanding, subject to the terms of our 2007 Plan and award agreements, until such outstanding options are exercised or until any awards terminate or expire by their terms.

Authorized Shares.   We no longer grant awards under our 2007 Plan. As of November 30, 2020, we had outstanding options under our equity compensation plans to purchase an aggregate of 9,303,810 shares of our common stock, with a weighted-average exercise price of 8.91 per share.
Plan Administration.   Our board or a duly authorized committee of two or more members of our board administers our 2007 Plan and the awards granted under it. The administrator has the power to modify outstanding awards under our 2007 Plan. The administrator has the authority to cancel any outstanding option and to grant in substitution thereof new options covering the same or different number of shares of common stock but with an exercise price per share based on the fair market value on the new option grant date, with the consent of any adversely affected participant.
Company Transactions.   Our 2007 Plan provides that in the event of certain specified Company Transactions, as defined under our 2007 Plan, our board may take the following actions for each outstanding option (i) arrange for the assumption by the successor entity (or parent thereof) or (ii) replace with a comparable option to purchase shares of the successor entity (or parent thereof) or with a cash incentive program of the successor entity which preserves the spread existing on the unvested option shares at the time of the company transaction and provides for subsequent payout in accordance with the same vesting schedule applicable to such option. If any successor entity (or parent thereof) does not effect such assumption or replacement, immediately prior to the effective date of the company transaction, each outstanding option will become fully exercisable for all shares of common stock at the time subject to such option and may be exercised for any or all of those shares as fully vested.
All outstanding repurchase rights (to the extent there are any) shall also be assigned to the successor entity (or parent thereof) in the event of any Company Transaction. However, to the extent the successor entity (or parent thereof) does not accept such assignment, the outstanding repurchase rights shall terminate automatically, and the shares subject to those terminated rights shall immediately vest in full, upon the consummation of the Company Transaction, except to the extent such accelerated vesting is precluded by other limitations imposed by the administrator at the time the repurchase right is issued.
Unless otherwise provided, immediately following the consummation of the Company Transaction, all outstanding options shall terminate and cease to be outstanding, except to the extent assumed by the successor entity (or parent thereof).
The administrator is not obligated to treat all awards or portions of awards, even those that are of the same type, in the same manner.
Transferability.   Our board may impose limitations on the transferability of options, as the board will determine. Absent such limitations, a participant may not transfer awards under our 2007 Plan other than by will, the laws of descent and distribution.
Plan Amendment or Termination.   Our board has the authority to amend or modify our 2007 Plan at any time, provided that such action will not impair a participant’s rights under such participant’s outstanding award without his or her written consent. As described above, our 2007 Plan was terminated upon the effective date of our initial public offering, and no future awards are granted thereunder.
2020 Equity Incentive Plan
Our board of directors adopted the 2020 Equity Incentive Plan (the 2020 Plan), in February 2020 and our stockholders approved the 2020 Plan in March 2020. The 2020 Plan became effective upon the execution of the underwriting agreement for our initial public offering. The 2020 Plan is the successor to the 2007 Plan.
Types of Awards.   Our 2020 Plan provides for the grant of incentive stock options, or ISOs, nonstatutory stock options, or NSOs, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance-based awards, and other awards, or collectively, awards. ISOs may be granted only to our employees, including our officers, and the employees of our affiliates. All other awards may be granted to our employees, including our officers, our non-employee directors and consultants, and the employees and consultants of our affiliates.

Authorized Shares.   The maximum number of shares of common stock that may be issued under our 2020 Plan will not exceed 4,300,000 shares, which is the sum of (i) new shares, plus (ii) an additional number of shares consisting of (A) any shares reserved and available for issuance pursuant to the grant of new awards under our 2007 Plan upon the effectiveness of the 2020 Plan, and (B) any shares subject to stock options or other awards granted under our 2007 Plan, that on or after the date the 2020 Plan becomes effective, expire or terminate for any reason prior to exercise in full or are cancelled in accordance with the terms of the 2007 Plan. The number of shares of common stock reserved for issuance under our 2020 Plan will automatically increase on March 1 of each year, beginning on March 1, 2021, and continuing through and including March 1, 2030, by 4% of the total number of shares of common stock outstanding on the last day of February of the immediately preceding fiscal year, or a lesser number of shares determined by our board prior to the applicable last day of February. The maximum number of shares that may be issued upon the exercise of ISOs under our 2020 Plan is three times the share reserve, or 12,900,000 shares.
Shares issued under our 2020 Plan will be authorized but unissued or reacquired shares of common stock. Shares subject to awards granted under our 2020 Plan that expire or terminate without being exercised in full, or that are paid out in cash rather than in shares, will not reduce the number of shares available for issuance under our 2020 Plan. Additionally, shares issued pursuant to awards under our 2020 Plan that we repurchase or that are forfeited, as well as shares used to pay the exercise price of an award or to satisfy the tax withholding obligations related to an award, will become available for future grant under our 2020 Plan.
Plan Administration.   Our board, or a duly authorized committee of our board, may administer our 2020 Plan. Our board has delegated concurrent authority to administer our 2020 Plan to the compensation committee. We sometimes refer to the board, or the applicable committee with the power to administer our equity incentive plans, as the administrator. The administrator may also delegate to one or more of our officers the authority to (i) designate employees (other than officers) to receive specified awards and (ii) determine the number of shares subject to such awards.
The administrator has the authority to determine the terms of awards, including recipients, the exercise, purchase or strike price of awards, if any, the number of shares subject to each award, the fair market value of a share of common stock, the vesting schedule applicable to the awards, together with any vesting acceleration, and the form of consideration, if any, payable upon exercise or settlement of the award and the terms of the award agreements for use under our 2020 Plan.
In addition, subject to the terms of the 2020 Plan, the administrator also has the power to modify outstanding awards under our 2020 Plan, including the authority to reprice any outstanding option or stock appreciation right, cancel and re-grant any outstanding option or stock appreciation right in exchange for new stock awards, cash or other consideration, or take any other action that is treated as a repricing under generally accepted accounting principles, with the consent of any materially adversely affected participant.
Stock Options.   ISOs and NSOs are granted pursuant to stock option agreements adopted by the administrator. The administrator determines the exercise price for a stock option, within the terms and conditions of the 2020 Plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of common stock on the date of grant. Options granted under the 2020 Plan vest at the rate specified by the administrator.
The administrator determines the term of stock options granted under the 2020 Plan, up to a maximum of ten years. Unless the terms of an optionholder’s stock option agreement provide otherwise, if an optionholder’s service relationship with us, or any of our affiliates, ceases for any reason other than disability, death or cause, the optionholder may generally exercise any vested options for a period of three months following the cessation of service. The option term may be extended in the event that either an exercise of the option or an immediate sale of shares acquired upon exercise of the option following such a termination of service is prohibited by applicable securities laws or our insider trading policy. If an optionholder’s service relationship with us or any of our affiliates ceases due to disability or death, or an optionholder dies within a certain period following cessation of service, the optionholder or a beneficiary may generally exercise any vested options for a period of 12 months in the event of disability and 18 months in the event of death. In the event of a termination for cause, options generally terminate immediately upon the termination of the individual for cause. In no event may an option be exercised beyond the expiration of its term.

Acceptable consideration for the purchase of common stock issued upon the exercise of a stock option will be determined by the administrator and may include (i) cash, check, bank draft or money order, (ii) a broker-assisted cashless exercise, (iii) the tender of shares of common stock previously owned by the optionholder, (iv) a net exercise of the option if it is an NSO, and (v) other legal consideration approved by the administrator.
Options may not be transferred to third-party financial institutions for value. Unless the administrator provides otherwise, options generally are not transferable except by will, the laws of descent and distribution, or pursuant to a domestic relations order. An optionholder may designate a beneficiary, however, who may exercise the option following the optionholder’s death.
Tax Limitations on ISOs.   The aggregate fair market value, determined at the time of grant, of common stock with respect to ISOs that are exercisable for the first time by an option holder during any calendar year under all of our stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will be treated as NSOs. No ISOs may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any of our parent or subsidiary corporations, unless (i) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and (ii) the term of the ISO does not exceed five years from the date of grant.
Restricted Stock Awards.   Restricted stock awards are granted pursuant to restricted stock award agreements adopted by the administrator. Restricted stock awards may be granted in consideration for cash, check, bank draft or money order, services rendered to us or our affiliates, or any other form of legal consideration. Common stock acquired under a restricted stock award may, but need not, be subject to a share repurchase option in our favor in accordance with a vesting schedule to be determined by the administrator. A restricted stock award may be transferred only upon such terms and conditions as set by the administrator. Except as otherwise provided in the applicable award agreement, restricted stock awards that have not vested may be forfeited or repurchased by us upon the participant’s cessation of continuous service for any reason.
Restricted Stock Unit Awards.   Restricted stock unit awards are granted pursuant to restricted stock unit award agreements adopted by the administrator. Restricted stock unit awards may be granted in consideration for any form of legal consideration. A restricted stock unit award may be settled by cash, delivery of stock, a combination of cash and stock as deemed appropriate by the administrator, or in any other form of consideration set forth in the restricted stock unit award agreement. Additionally, dividend equivalents may be credited in respect of shares covered by a restricted stock unit award. Except as otherwise provided in the applicable award agreement, restricted stock units that have not vested will be forfeited upon the participant’s cessation of continuous service for any reason.
Stock Appreciation Rights.   Stock appreciation rights are granted pursuant to stock appreciation right grant agreements adopted by the administrator. The administrator determines the strike price for a stock appreciation right, which generally cannot be less than 100% of the fair market value of common stock on the date of grant. Upon the exercise of a stock appreciation right, we will pay the participant an amount equal to the product of (i) the excess of the per share fair market value of common stock on the date of exercise over the strike price, multiplied by (ii) the number of shares of common stock with respect to which the stock appreciation right is exercised. A stock appreciation right granted under the 2020 Plan vests at the rate specified in the stock appreciation right agreement as determined by the administrator.
The administrator determines the term of stock appreciation rights granted under the 2020 Plan, up to a maximum of ten years. Unless the terms of a participant’s stock appreciation right agreement provide otherwise, if a participant’s service relationship with us or any of our affiliates ceases for any reason other than cause, disability or death, the participant may generally exercise any vested stock appreciation right for a period of three months following the cessation of service. The stock appreciation right term may be further extended in the event that exercise of the stock appreciation right following such a termination of service is prohibited by applicable securities laws. If a participant’s service relationship with us, or any of our affiliates, ceases due to disability or death, or a participant dies within a certain period following cessation of service, the participant or a beneficiary may generally exercise any vested stock appreciation right for a period of 12 months in the event of disability and 18 months in the event of death. In the event of a termination for cause, stock appreciation rights generally terminate immediately upon the occurrence of the event giving rise to the termination of the individual for cause. In no event may a stock appreciation right be exercised beyond the expiration of its term.
Performance Awards.   Our 2020 Plan permits the grant of performance-based stock and cash awards. The compensation committee can structure such awards so that the stock or cash will be issued or paid pursuant to such award only following the achievement of certain pre-established performance goals during a designated performance period. Performance awards that are settled in cash or other property are not required to be valued in whole or in part by reference to, or otherwise based on, the common stock.
The performance goals may be based on any measure of performance selected by the board of directors. The compensation committee may establish performance goals on a company-wide basis, with respect to one or more business units, divisions, affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise (i) in the award agreement at the time the award is granted or (ii) in such other document setting forth the performance goals at the time the goals are established, the compensation committee will appropriately make adjustments in the method of calculating the attainment of the performance goals as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of items that are “unusual” in nature or occur “infrequently” as determined under generally accepted accounting principles; (6) to exclude the dilutive effects of acquisitions or joint ventures; (7) to assume that any business divested by us achieved performance objectives at targeted levels during the balance of a performance period following such divestiture; (8) to exclude the effect of any change in the outstanding shares of common stock by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; (9) to exclude the effects of stock-based compensation and the award of bonuses under our bonus plans; (10) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles; and (11) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles.
Other Awards.   The administrator may grant other awards based in whole or in part by reference to common stock. The administrator will set the number of shares under the award and all other terms and conditions of such awards.
Changes to Capital Structure.   In the event there is a specified type of change in our capital structure, such as a stock split, reverse stock split, or recapitalization, appropriate adjustments will be made to: (i) the class and maximum number of shares reserved for issuance under the 2020 Plan; (ii) the class and maximum number of shares by which the share reserve may increase automatically each year; (iii) the class and maximum number of shares that may be issued upon the exercise of incentive stock options; and (iv) the class and number of shares and exercise price, strike price, or purchase price, if applicable, of all outstanding awards.
Corporate Transactions.   The following applies to stock awards under the 2020 Plan in the event of a corporate transaction (as defined in the 2020 Plan), unless otherwise provided in a participant’s stock award agreement or other written agreement with us or one of our affiliates or unless otherwise expressly provided by the plan administrator at the time of grant.
In the event of a corporate transactions, the plan administrator has the discretion to take any of the following actions with respect to stock awards:
•
arrange for the assumption, continuation or substitution of a stock award by a surviving or acquiring entity or parent company;

•
arrange for the assignment of any reacquisition or repurchase rights held by us to the surviving or acquiring entity or parent company;

•
accelerate the vesting of the stock award and provide for its termination prior to the effective time of the corporate transaction;

•
arrange for the lapse of any reacquisition or repurchase right held by us;

•
cancel or arrange for the cancellation of the stock award in exchange for such cash consideration, if any, as our board of directors may deem appropriate; or

•
make a payment equal to the excess of (A) the value of the property the participant would have received upon exercise of the stock award over (B) the exercise price otherwise payable in connection with the stock award.

Our plan administrator is not obligated to treat all stock awards, even those that are of the same type, in the same manner.
Under the 2020 Plan, a corporate transaction is generally the consummation of (i) a sale or other disposition of all or substantially all of our consolidated assets, (ii) a sale or other disposition of at least 50% of our outstanding securities, (iii) a merger, consolidation or similar transaction following which we are not the surviving corporation, or (iv) a merger, consolidation or similar transaction following which we are the surviving corporation but the shares of common stock outstanding immediately prior to such transaction are converted or exchanged into other property by virtue of the transaction.
In the event of a change in control, as defined under our 2020 Plan, awards granted under our 2020 Plan will not receive automatic acceleration of vesting and exercisability, although this treatment may be provided for in an award agreement.
Transferability.   A participant may not transfer awards under our 2020 Plan other than by will, the laws of descent and distribution or as otherwise provided under our 2020 Plan.
Plan Amendment or Termination.   Our board has the authority to amend, suspend or terminate our 2020 Plan, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent. Certain material amendments also require the approval of our stockholders. No ISOs may be granted after the tenth anniversary of the date our board adopted our 2020 Plan. No awards may be granted under our 2020 Plan while it is suspended or after it is terminated.
2020 Employee Stock Purchase Plan
Our board of directors adopted our 2020 Employee Stock Purchase Plan, (or the ESPP), in February 2020, and our stockholders approved the ESPP in March 2020. The ESPP became effective upon the execution of the underwriting agreement for our initial public offering. The purpose of the ESPP is to secure the services of new employees, to retain the services of existing employees, and to provide incentives for such individuals to exert maximum efforts toward our success and that of our affiliates. The ESPP includes two components. One component is designed to allow eligible U.S. employees to purchase common stock in a manner that may qualify for favorable tax treatment under Section 423 of the Code. In addition, purchase rights may be granted under a component that does not qualify for such favorable tax treatment when necessary or appropriate to permit participation by eligible employees who are foreign nationals or employed outside of the U.S. while complying with applicable foreign laws.
Authorized Shares.   The maximum aggregate number of shares of common stock that may be issued under our ESPP is 1,100,000 shares. The number of shares of common stock reserved for issuance under our ESPP will automatically increase on January 1 of each calendar year, beginning on January 1, 2021 and continuing through and including January 1, 2030, by the lesser of (i) 1% of the total number of shares of our capital stock outstanding on the last day of February of the preceding fiscal year, (ii) 2,750,000 shares, and (iii) a number of shares determined by our board. Shares subject to purchase rights granted under our ESPP that terminate without having been exercised in full will not reduce the number of shares available for issuance under our ESPP.
Plan Administration.   Our board, or a duly authorized committee thereof, will administer our ESPP. Our board has delegated concurrent authority to administer our ESPP to the compensation committee under the terms of the compensation committee’s charter. The ESPP is implemented through a series of offerings under which eligible employees are granted purchase rights to purchase shares of common stock on specified dates during such offerings. Under the ESPP, we may specify offerings with durations of not more than 27 months, and may specify shorter purchase periods within each offering. Each offering will have one or more purchase dates on which shares of common stock will be purchased for employees participating in the offering. An offering under the ESPP may be terminated under certain circumstances.
Payroll Deductions.   Generally, all regular employees, including executive officers, employed by us or by any of our designated affiliates, may participate in the ESPP and may contribute, normally through payroll deductions, up to 15% of their earnings (as defined in the ESPP) for the purchase of common stock under the ESPP. Unless otherwise determined by our board, common stock will be purchased for the accounts of employees participating in the ESPP at a price per share equal to the lower of (a) 85% of the fair market value of a share of common stock on the first date of an offering or (b) 85% of the fair market value of a share of common stock on the date of purchase.
Limitations.   Our employees, including executive officers, or any of our designated affiliates may have to satisfy one or more of the following service requirements before participating in our ESPP, as determined by the administrator: (i) customary employment with us or one of our affiliates for more than 20 hours per week and more than five months per calendar year, or (ii) continuous employment with us or one of our affiliates for a minimum period of time, not to exceed two years, prior to the first date of an offering. An employee may not be granted rights to purchase stock under our ESPP if such employee (i) immediately after the grant would own stock possessing 5% or more of the total combined voting power or value of common stock, or (ii) holds rights to purchase stock under our ESPP that would accrue at a rate that exceeds $25,000 worth of our stock for each calendar year that the rights remain outstanding.
Changes to Capital Structure.   In the event that there occurs a change in our capital structure through such actions as a stock split, merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or similar transaction, the board of directors will make appropriate adjustments to (i) the number of shares reserved under the ESPP, (ii) the maximum number of shares by which the share reserve may increase automatically each year, (iii) the number of shares and purchase price of all outstanding purchase rights, and (iv) the number of shares that are subject to purchase limits under ongoing offerings.
Corporate Transactions.   In the event of certain corporate transactions, as defined in the ESPP, any then- outstanding rights to purchase our stock under the ESPP may be assumed, continued or substituted for by any surviving or acquiring entity (or its parent company). If the surviving or acquiring entity (or its parent company) elects not to assume, continue, or substitute for such purchase rights, then the participants’ accumulated payroll contributions will be used to purchase shares of common stock within 10 business days prior to such corporate transaction, and such purchase rights will terminate immediately.
Under the ESPP, a corporate transaction is generally the consummation of: (i) a sale of all or substantially all of our assets, (ii) the sale or disposition of more than 50% of our outstanding securities, (iii) a merger or consolidation where we do not survive the transaction, and (iv) a merger or consolidation where we do survive the transaction but the shares of our common stock outstanding immediately before such transaction are converted or exchanged into other property by virtue of the transaction.
ESPP Amendment or Termination.   Our board has the authority to amend or terminate our ESPP, provided that except in certain circumstances such amendment or termination may not materially impair any outstanding purchase rights without the holder’s consent. We will obtain stockholder approval of any amendment to our ESPP as required by applicable law or listing requirements.
Limitations of Liability and Indemnification Matters
Our amended and restated certificate of incorporation contains provisions that limit the liability of our current and former directors for monetary damages to the fullest extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for any breach of fiduciary duties as directors, except liability for:
•
any breach of the director’s duty of loyalty to the corporation or its stockholders;

•
any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•
unlawful payments of dividends or unlawful stock repurchases or redemptions; or

•
any transaction from which the director derived an improper personal benefit.

Such limitation of liability does not apply to liabilities arising under federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.
Our amended and restated certificate of incorporation authorizes us to indemnify our directors, officers, employees, and other agents to the fullest extent permitted by Delaware law. Our amended and restated bylaws provide that we are required to indemnify our directors and officers to the fullest extent permitted by Delaware law and may indemnify our other employees and agents. Our amended and restated bylaws also provide that, on satisfaction of certain conditions, we will advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee, or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law. We have entered and expect to continue to enter into agreements to indemnify our directors and executive officers. With certain exceptions, these agreements provide for indemnification for related expenses including attorneys’ fees, judgments, fines, and settlement amounts incurred by any of these individuals in connection with any action, proceeding, or investigation. We believe that these amended and restated certificate of incorporation and amended and restated bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain customary directors’ and officers’ liability insurance.
The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, executive officers or persons controlling us, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Other than compensation arrangements for our directors and executive officers, which are described elsewhere in this prospectus, the following describes transactions since March 1, 2018 and each currently proposed transaction in which:
•
we have been or are to be a participant;

•
the amounts involved exceeded or will exceed $120,000; and

•
any of our directors, executive officers, or holders of more than 5% of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

Equity Financing
In multiple closings during March, April, May and July 2018, we sold an aggregate of 2,095,365 shares of our Series E preferred stock at a purchase price of $23.86195 per share, for an aggregate purchase price of approximately $50 million, and issued warrants to purchase an aggregate of 541,159 shares of our common stock at an exercise price of $0.0005 per share. The following table summarizes purchases of our Series E preferred stock and common stock warrants by related persons:
Stockholder	Shares of Series E Preferred Stock	Warrants to Purchase Common Stock	Total Purchase Price
Entities affiliated with Andreessen Horowitz(1)	209,538	50,799	$5,000,000
Avanti Holdings, LLC(2)	83,815	24,703	$1,999,989
Stephen H. Barnes	6,286	1,523	$149,996
Entities affiliated with Carrick Capital(3)	419,076	101,600	$9,999,971
Robert Cavanaugh	41,907	10,160	$999,983
Michael Hilton and Hilton Family Trust(4)	83,815	21,179	$1,999,989

(1)
Entities associated with Andreessen Horowitz holding our securities whose shares are aggregated for purposes of reporting share ownership information are Andreessen Horowitz Fund IV, L.P., as nominee and AH Parallel Fund IV, L.P., as nominee. Mr. Jordan, a member of our board of directors, is a general partner at Andreessen Horowitz.

(2)
Mr. Singh, our chief executive officer and a member of our board of directors, is a partner of Avanti Holdings, LLC.

(3)
Entities associated with Carrick Capital holding our securities whose shares are aggregated for purposes of reporting share ownership information are Carrick Capital Partners II Co-Investment Fund, LP and Carrick Capital Partners II Co-Investment Fund II, LP.

(4)
Mr. Hilton, one of our executive officers, is trustee of the Hilton Family Trust.

Investor Rights Agreement
We were previously party to a fifth amended and restated investor rights agreement (IRA) with certain holders of our capital stock, including all of our holders of more than 5% of our capital stock, entities affiliated with certain of our directors, and each of our executive officers and directors that hold shares of our capital stock. The IRA provided certain holders of our preferred stock with information rights and a right of first refusal with regard to certain issuances of our capital stock. The parties to the IRA agreed to vote in a certain way on certain matters, including with respect to the election of directors. The IRA terminated upon the completion of our initial public offering.
Registration Rights Agreement
We are party to a fifth amended and restated registration rights agreement (RRA) with certain holders of our capital stock, including all of our holders of more than 5% of our capital stock, entities affiliated with certain of our directors, and each of our executive officers and directors that hold shares of our capital stock. The RRA provides our stockholders certain registration rights, including the right to demand that we file a registration statement or request that their shares be covered by a registration statement that we are otherwise filing, including the registration statement related to this offering. In connection with this offering, the holders of up to approximately 6.1 million shares of our common stock will be entitled to rights with respect to the registration of their shares under the Securities Act under this agreement. For a description of these registration rights, see the section titled “Description of Capital Stock — Registration Rights.”
Right of First Refusal Agreement
Pursuant to our equity compensation plans and certain agreements with our stockholders, including a fifth amended and restated right of first refusal and co-sale agreement with certain holders of our capital stock that we were previously party to, we or our assignees have a right to purchase shares of our capital stock which stockholders propose to sell to other parties. This right terminated upon the completion of our initial public offering. Since March 1, 2018, we have waived our right of first refusal in connection with the sale of certain shares of our capital stock, resulting in the purchase of such shares by certain of our stockholders, including related persons.
Transactions with Comcast Cable
In February 2009, we first entered into a services agreement with Comcast Cable Communications Management, LLC (Comcast Cable). Entities affiliated with Comcast Cable previously held more than 5% of our outstanding capital stock. Under our services agreement with Comcast Cable, which was most recently amended and renewed in June 2020, we have earned $31.6 million in fiscal 2020, $33.4 million in fiscal 2019, $34.6 million in fiscal 2018 and a similar amount in fiscal 2017. Our potential revenue for future periods will depend on the number of members we serve and our achievement of performance metrics under the agreement, but we expect Comcast Cable to remain a significant customer. In March 2020, Comcast Holdings Corporation cash exercised a warrant to purchase 160,000 shares of our common stock for $2.2 million. See Notes 2 and 15 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended February 28, 2021 and incorporated by reference into this prospectus.
Indemnification Agreements
Our amended and restated certificate of incorporation contains provisions limiting the liability of directors, and our amended and restated bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted under Delaware law. Our amended and restated certificate of incorporation and amended and restated bylaws also provide our board of directors with discretion to indemnify our employees and other agents when determined appropriate by the board. In addition, we have entered into an indemnification agreement with each of our directors and executive officers, which requires us to indemnify them. For more information regarding these agreements, see the section titled “Executive Compensation — Limitations of Liability and Indemnification Matters.”
Policies and Procedures for Related Person Transactions
Our board of directors adopted a related person transaction policy setting forth the policies and procedures for the identification, review and approval or ratification of related person transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we and a related person were or will be participants and the amount involved exceeds $120,000, including purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, and guarantees of indebtedness. In reviewing and approving any such transactions, our audit committee will consider all relevant facts and circumstances as appropriate, such as the purpose of the transaction, the availability of other sources of comparable products or services, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction, management’s recommendation with respect to the proposed related person transaction, and the extent of the related person’s interest in the transaction.

BENEFICIAL OWNERSHIP OF SECURITIES
The following table sets forth information with respect to the beneficial ownership of our capital stock as of January 31, 2021 for:
•
each of our named executive officers;

•
each of our directors;

•
all of our executive officers and directors as a group; and

•
each person or group of affiliated persons known by us to beneficially own more than 5% of our common stock.

We have determined beneficial ownership in accordance with the rules and regulations of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares that they beneficially own, subject to applicable community property laws.
Applicable percentage ownership is based on 55,487,211 shares of common stock outstanding as of January 31, 2021. In computing the number of shares beneficially owned by a person and the percentage ownership of such person, we deemed to be outstanding all shares subject to options held by the person that are currently exercisable, or exercisable within 60 days of January 31, 2021. However, except as described above, we did not deem such shares outstanding for the purpose of computing the percentage ownership of any other person.
Unless otherwise indicated, the address of each beneficial owner listed below is c/o Accolade, Inc., 1201 Third Avenue, Suite 1700, Seattle, WA 98101.
Name of beneficial owner	Number of shares beneficially owned	Percentage of Shares Beneficially Owned
5% and Greater Stockholders:
Entities affiliated with Andreessen Horowitz(1) . . . . . . . . . . . . . . . . . . . . . . .	5,398,708	9.7%
ARK Investment Management LLC(2) . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	4,617,526	8.3%
Executive Officers and Directors:
Rajeev Singh(3) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	2,598,115	4.5%
Robert Cavanaugh(4) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	824,062	1.5%
Stephen Barnes(5) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	313,078	*
J. Michael Cline(6) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	1,381,255	2.5%
Senator William H. Frist, M.D.(7) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	300,812	*
Jeffrey Jordan . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	—	*
Cindy Kent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	—	*
Peter Klein(8) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	7,500	*
Dawn Lepore(9) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	8,750	*
Thomas Neff(10) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	21,014	*
Patricia Wadors(11) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	5,000	*
All executive officers and directors as a group (12 persons)(12) . . . . . . . . . . . .	6,381,625	10.8%

*
Represents beneficial ownership of less than 1%.

(1)
Consists of: (i) 3,779,620 shares held of record by AH Parallel Fund IV, L.P., for itself and as nominee for AH Parallel Fund IV-A, L.P., AH Parallel Fund IV-B, L.P. and AH Parallel Fund IV-Q, L.P. (collectively, the AH Parallel Fund IV Entities); and (ii) 1,619,088 shares held of record by Andreessen

Horowitz Fund IV, L.P., for itself and as nominee for Andreessen Horowitz Fund IV-A, L.P., Andreessen Horowitz Fund IV-B, L.P. and Andreessen Horowitz Fund IV-Q, L.P. (collectively, the AH Fund IV Entities). AH Equity Partners IV (Parallel), L.L.C. (AH EP IV Parallel) is the general partner of the AH Parallel Fund IV Entities. The managing members of AH EP IV Parallel are Marc Andreessen and Ben Horowitz. AH EP IV Parallel has sole voting and dispositive power with regard to the shares held by the AH Parallel Fund IV Entities. AH Equity Partners IV, L.L.C. (AH EP IV) is the general partner of the AH Fund IV Entities. The managing members of AH EP IV are Marc Andreessen and Ben Horowitz. AH EP IV has sole voting and dispositive power with regard to the shares held by the AH Fund IV Entities. The address for each of these individuals and entities is 2865 Sand Hill Road, Suite 101, Menlo Park, CA 94025.
(2)
ARK Investment Management LLC reported on its website that it beneficially owned 4,617,526 shares of common stock as of February 19, 2021. The address for ARK Investment Management LLC is 3 East 28th Street, 7th Floor, New York, NY 10016.

(3)
Consists of: (i) 45,900 shares held directly; (ii) 1,900,596 shares issuable pursuant to stock options exercisable within 60 days of January 31, 2021; and (iii) 651,619 shares held by Avanti Holdings, LLC. Mr. Singh is a partner of Avanti Holdings, LLC.

(4)
Consists of: (i) 136,466 shares held directly; and (ii) 687,596 shares issuable pursuant to stock options exercisable within 60 days of January 31, 2021.

(5)
Consists of: (i) 66,006 shares held directly; and (ii) 247,072 shares issuable pursuant to stock options exercisable within 60 days of January 31, 2021.

(6)
Consists of 1,381,255 shares held of record by JMC Holdings, L.P. The J. Michael Cline Revocable Trust dated December 30, 2005, a trust organized under the laws of the state of Connecticut (the Trust), is the general partner of JMC Holdings, L.P. Mr. Cline is the is the trustee of the Trust and may be deemed to share voting and dispositive power with respect to the shares of Common Stock held by JMC Holdings, L.P. with the Trust and JMC Holdings, L.P.

(7)
Consists of: (i) 294,645 shares held directly; and (ii) 6,167 shares issuable pursuant to stock options exercisable within 60 days of January 31, 2021.

(8)
Consists of: 7,500 shares issuable pursuant to a stock option exercisable within 60 days of January 31, 2021.

(9)
Consists of: 8,750 shares issuable pursuant to a stock option exercisable within 60 days of January 31, 2021.

(10)
Consists of: (i) 3,518 shares held of record by Thomas J. Neff Revocable Trust; (ii) 14,082 shares held directly; and (iii) 3,414 shares issuable pursuant to stock options exercisable within 60 days of January 31, 2021. Mr. Neff is trustee of the Thomas J. Neff Revocable Trust.

(11)
Consists of: 5,000 shares issuable pursuant to stock options exercisable within 60 days of January 31, 2021.

(12)
Consists of: (i) 2,913,484 shares held by our directors, executive officers, and affiliated entities; and (ii) 3,468,141 shares issuable pursuant to stock options exercisable within 60 days of January 31, 2021.

SELLING STOCKHOLDERS
On March 3, 2021, we closed an acquisition pursuant to which Innovation Specialists LLC d/b/a 2nd.MD, a Texas limited liability company (2nd.MD), became a wholly owned subsidiary of Accolade (the Merger). In connection with the Merger, we, among other things, issued 2,822,242 shares of common stock to 2nd.MD interest holders at closing, and committed to issue up to 2,170,972 shares of our common stock payable to 2nd.MD interest holders upon the achievement of defined revenue milestones following the closing. In addition, we entered into a Registration Rights Agreement with the selling stockholders, pursuant to which we agreed that we would register the shares of common stock issued to the selling stockholders in the Merger. We have agreed to bear all expenses incurred by us in effecting any registration pursuant to the Registration Rights Agreement.
The selling stockholders may offer and sell, from time to time, any or all of the shares of common stock being offered for resale by this prospectus. The term “selling stockholders” includes the stockholders listed in the table below and their permitted transferees.
The following table provides, based on written representations from the selling stockholders, certain information as of March 3, 2021 regarding the beneficial ownership of our common stock of each selling stockholder, the number of shares of common stock that may be sold by each selling stockholder under this prospectus and that each selling stockholder will beneficially own after this offering. The applicable percentage ownership of common stock is based on 58,543,733 shares of common stock outstanding as of March 3, 2021. We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the selling stockholders have sole voting and investment power with respect to all shares of common stock that they beneficially own.
Because each selling stockholder may dispose of all, none or some portion of their securities, no estimate can be given as to the number of securities that will be beneficially owned by a selling stockholder upon termination of this offering. For purposes of the table below, however, we have assumed that after termination of this offering none of the securities covered by this prospectus will be beneficially owned by the selling stockholders and further assumed that the selling stockholders will not acquire beneficial ownership of any additional securities during the offering. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, our securities in transactions exempt from the registration requirements of the Securities Act after the date on which the information in the table is presented.
We may amend or supplement this prospectus from time to time in the future to update or change this selling stockholders list and the securities that may be resold.
Please see the section titled “Plan of Distribution” for further information regarding the selling stockholders’ method of distributing these shares.
Name	Shares of Common Stock
	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering
Carlyle USA LLC	1,016,015	1,016,015	—	—
Clinton Phillips	565,807	565,807	—	—
NCF Corporation	384,551	384,551	—	—
Moody Sisters One, LLC	134,576	134,576	—	—
All Other Selling Stockholders(1)	721,293	394,492	326,801	*

*
Represents beneficial ownership of less than one percent (1%) of the outstanding common stock.

(1)
Represents shares held by the following selling stockholders who, as a group, own less than two percent (2%) of the outstanding common stock prior to this offering: April Ries, Barry Sternlicht, Beretta Dunes I LP, Brenton Phillips, Clayburn Investment Holdings, Daniel Barbara, David (Jake) Jacobsen,

Dominic Silvester, Donovan Campbell, Douglas Y. Bech, Erikkson Family Trust, Eriksson Havilah Gold Fund, GFP 2nd.MD, LLC, Graham Chalfant, HalberdCross LLC, Jason Melton, Jeff Tangney, John Kevin Scroggins, Kim Lyman, Kirk Rosin, Kristin Gasteazoro, Kristin Herrera, Lacewood LP, Marsha Hyslop, Mary Thompson, Maureen Phillips, Megan Wirth, Michael Duchowny, Morgan McHugh, Petie Dipaolo, Robert Meislin, Sable Management LP, Scott Beeber, Spine & Scoliosis Specialists, Troy Kubicek, Turnbury Dunes I LP, VB Teaching Tools Inc, Warren Eriksson and William Koch. Of these selling stockholders, 17 are current employees of our company.

PLAN OF DISTRIBUTION
We are registering the shares of common stock issued to the selling stockholders. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.
The selling stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,
•
on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•
in the over-the-counter market;

•
in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•
through the writing of options, whether such options are listed on an options exchange or otherwise;

•
ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•
block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•
purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•
an exchange distribution in accordance with the rules of the applicable exchange;

•
privately negotiated transactions;

•
short sales;

•
sales pursuant to Rule 144;

•
broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•
a combination of any such methods of sale; and

•
any other method permitted pursuant to applicable law.

If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.
The selling stockholders may pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
The selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.
Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.
There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.
The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.
We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreements, or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related registration rights agreement, or we may be entitled to contribution.
Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS
The validity of the shares of common stock being offered by this prospectus will be passed upon for us by Cooley LLP, Seattle, Washington. As of the date of this prospectus, an entity comprised of partners and associates of Cooley LLP beneficially owns an aggregate of 9,748 shares of our common stock.
EXPERTS
The consolidated financial statements of Accolade, Inc. as of February 28, 2021 and February 29, 2020, and for each of the years in the three-year period ended February 28, 2021, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-1, including exhibits and schedules, under the Securities Act, with respect to the shares of common stock being offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all of the information in the registration statement and its exhibits. For further information with respect to us and the common stock offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.
You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at www.sec.gov.
We are subject to the information reporting requirements of the Securities Exchange Act of 1934 and we are required to file reports, proxy statements and other information with the SEC. These reports, proxy statements, and other information are available for inspection and copying at the SEC’s website referred to above. We also maintain a website at www.accolade.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.
DOCUMENTS INCORPORATED BY REFERENCE
The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus.
We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC (Commission File No. 001-38160). Any report that is furnished, but not filed, and information that is furnished, but not filed, within any of the documents referenced below shall not be incorporated by reference into this prospectus.
•
Our Annual Report on Form 10-K for the fiscal year ended February 28, 2021 filed on May 7, 2021; and

•
Our Current Reports on Form 8-K filed on March 4, 2021, March 20, 2021 and April 23, 2021; and

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference. You should direct any requests for documents to Accolade, Inc., 201 Third Avenue, Suite 1700, Seattle, WA 98101, (206) 926-8100, Attention: General Counsel. Copies of the above reports may also be accessed from our web site at ir.accolade.com. We do not incorporate the information from our website into this prospectus and you should not consider any information on, or that can be accessed through, our website as part of this prospectus (other than those filings with the SEC that we specifically incorporate by reference into this prospectus).
Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus modifies, supersedes or replaces such statement.

Part II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13.
Other Expenses of Issuance and Distribution.

The following table indicates the expenses to be incurred in connection with the offering described in this registration statement, other than underwriting discount, all of which will be paid by us. All amounts are estimated except the SEC registration fee.
Amount
SEC registration fee	$11,707
Legal fees and expenses	50,000
Accountants’ fees and expenses	35,000
Miscellaneous	28,293
Total expenses	$125,000

Item 14.
Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act. Our amended and restated certificate of incorporation permits indemnification of our directors, officers, employees, and other agents to the maximum extent permitted by the Delaware General Corporation Law, and our amended and restated bylaws provide that we will indemnify our directors and officers and permit us to indemnify our employees and other agents, in each case to the maximum extent permitted by the Delaware General Corporation Law.
We have entered into indemnification agreements with our directors and officers, whereby we have agreed to indemnify our directors and officers to the fullest extent permitted by law, including indemnification against expenses and liabilities incurred in legal proceedings to which the director or officer was, or is threatened to be made, a party by reason of the fact that such director or officer is or was a director, officer, employee, or agent of Accolade, Inc., provided that such director or officer acted in good faith and in a manner that the director or officer reasonably believed to be in, or not opposed to, the best interest of Accolade, Inc. At present, there is no pending litigation or proceeding involving a director or officer of Accolade, Inc. regarding which indemnification is sought, nor is the registrant aware of any threatened litigation that may result in claims for indemnification.
We maintain insurance policies that indemnify our directors and officers against various liabilities arising under the Securities Act and the Exchange Act that might be incurred by any director or officer in his or her capacity as such.
Certain of our non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of our Board of Directors.
Item 15.
Recent Sales of Unregistered Securities.

Since March 1, 2018, we have issued the following unregistered securities:
(1)
In October 2019, we sold an aggregate of 873,038 shares of Series F preferred stock and a warrant to purchase 85,000 shares of common stock to one accredited investor at a purchase price of $22.9085 per share of Series F preferred stock for an aggregate purchase price of $20.0 million.

(2)
In July 2019, August 2019, October 2019, July 2020, August 2020 and December 2020, we issued an aggregate of 387,132 shares of common stock to two accredited investors as consideration pursuant to an acquisition.

(3)
From June 1, 2018 through July 6, 2020, we issued and sold an aggregate of 197,430 shares of our common stock to a total of 12 accredited investors upon the exercise of warrants at exercise prices ranging from $0.0005 to $13.75 per share, for an aggregate exercise price of $2.2 million.

(4)
In June 2018, we issued 121,143 shares of our common stock to employees in lieu of cash bonuses at a price per share of $4.70 for an aggregate value of $569,372.

(5)
From March 1, 2018 through July 2018, we sold an aggregate of 2,095,365 shares of our Series E preferred stock and issued warrants to purchase an aggregate of 541,159 of common stock to a total of 39 accredited investors at a purchase price of $23.86195 per share of Series E preferred stock for an aggregate purchase price of $50.0 million.

(6)
From March 1, 2018 through July 6, 2020 (the date of the filing of our registration statement on Form S-8, File No. 333-239704), we granted to certain employees, consultants, and directors options to purchase an aggregate of 5,868,695 shares of our common stock under our 2007 Plan at exercise prices ranging from $1.50 to $102.55 per share.

(7)
From March 1, 2018 through July 6, 2020 (the date of the filing of our registration statement on Form S-8, File No. 333-239704), we issued and sold an aggregate of 2,626,644 shares of our common stock upon the exercise of options under our 2007 Plan, at exercise prices ranging from $1.50 to $102.55 per share, for an aggregate exercise price of $10,057,571.

(8)
In July 2019, excluding the warrants issued in connection with our Series E and Series F financings, we issued to two accredited investors warrants to purchase an aggregate of 135,594 shares of our common stock at exercise prices ranging from $9.60 to $23.75 per share.

(9)
On July 7, 2020, we issued 1,401,836 shares of our common stock to 41 accredited investors upon the cashless exercise of outstanding warrants with exercise prices ranging from $0.0005 to $17.95 per share, which the total value of such shares that were tendered as consideration for such cashless exercises was $1.7 million.

(10)
On July 7, 2020, upon the closing of our initial public offering, all outstanding shares of our preferred stock automatically converted into 29,479,521 shares of our common stock.

(11)
In March 2021, we issued an aggregate of 2,822,242 shares of common stock to 43 accredited investors as consideration pursuant to an acquisition.

(12)
In March 2021, we issued and sold an aggregate of $287.5 million principal amount of our 0.50% Convertible Senior Notes due 2026 pursuant to an indenture.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering. Unless otherwise stated, the sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act (and Regulation D or Regulation S promulgated thereunder) or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed on the share certificates issued in these transactions. All recipients had adequate access, through their relationships with us, to information about us. The sales of these securities were made without any general solicitation or advertising.

Item 16.
Exhibits and Financial Statement Schedules.

(a)
Exhibits.

Exhibit Number	Description of Exhibit	Form	File No.	Exhibit	Filing Date	Filed Herewith
2.1†	Agreement and Plan of Merger by and among the Registrant, Maestro Merger Sub, LLC, Innovation Specialists LLC D/B/A 2nd.MD and Shareholder Representative Services, LLC dated January 14, 2021.	8-K	001-39348	2.1	March 4, 2021
3.1	Amended and Restated Certificate of Incorporation of the Registrant.	8-K	001-39348	3.1	July 10, 2020
3.2	Amended and Restated Bylaws of the Registrant.	S-1	333-236786	3.4	February 28, 2020
4.1	Form of common stock certificate of the Registrant.	S-1	333-236786	4.1	February 28, 2020
4.2	Fifth Amended and Restated Registration Rights Agreement by and among the Registrant and certain of its stockholders, dated October 2, 2019.	S-1	333-236786	4.2	February 28, 2020
4.3	Registration Rights Agreement by and among the Registrant and certain of its stockholders, dated March 3, 2021.	8-K	001-39348	4.1	March 4, 2021
4.4	Indenture, dated as of March 29, 2021, by and between Accolade, Inc. and U.S. Bank National Association, as Trustee.	8-K	001-39348	4.1	March 29, 2021
4.5	Form of Global Note,representing Accolade, Inc.’s 0.50% Convertible Senior Notes due 2026 (included as Exhibit A to the Indenture filed as Exhibit 4.4 to this Registration Statement).	8-K	001-39348	4.2	March 29, 2021
5.1#	Opinion of Cooley LLP.
10.1+	Accolade, Inc. Amended and Restated 2007 Stock Option Plan, and forms of agreements thereunder.	S-1	333-236786	10.1	June 16, 2020
10.2+	Accolade, Inc. 2020 Equity Incentive Plan and forms of agreements thereunder.	S-1	333-236786	10.2	June 16, 2020
10.3+	Accolade, Inc. 2020 Employee Stock Purchase Plan.	S-1	333-236786	10.3	June 16, 2020
10.4+	Form of Indemnification Agreement entered into by and between the Registrant and each director and executive officer.	S-1	333-236786	10.4	February 28, 2020
10.5+	Employment Agreement by and between the Registrant and Rajeev Singh dated October 2015.	S-1	333-236786	10.5	February 28, 2020
10.6+#	Offer Letter by and between the Registrant and Stephen Barnes dated December 1, 2014.
10.7+	Offer Letter by and between the Registrant and Robert Cavanaugh dated October 26, 2015.	S-1	333-236786	10.7	February 28, 2020
10.8	Credit Agreement by and among the Registrant, Comerica Bank and Western Alliance Bank dated July 19, 2019.	S-1	333-236786	10.11	February 28, 2020

Exhibit Number	Description of Exhibit	Form	File No.	Exhibit	Filing Date	Filed Herewith
10.9†	First Amendment to Credit Agreement dated August 21, 2020 by and among the Registrant, Comerica Bank and Western Alliance Bank.	8-K	001-39348	10.1	August 25, 2020
10.10	Second Amendment to Credit Agreement dated September 11, 2020 by and among the Registrant,Comerica Bank and Western Alliance Bank.	10-Q	001-39348	10.8	October 14, 2020
10.11	Third Amendment to Credit Agreement dated November 6, 2020 by and among the Registrant, Comerica Bank and Western Alliance Bank.	8-K	001-39348	10.1	November 9, 2020
10.12†	Fourth Amendment to Credit Agreement dated March 2, 2021 by and among the Registrant, Comerica Bank and Western Alliance Bank.	8-K	001-39348	10.1	March 4, 2021
10.13	Fifth Amendment to Credit Agreement dated March 23, 2021 by and among the Registrant, Comerica Bank and Western Alliance Bank	10-K	001-39348	10.13	May 7, 2021
10.14	Lease by and between the Registrant and Brandywine Operating Partnership, L.P. dated February 22, 2007.	S-1	333-236786	10.14	February 28, 2020
10.15	First Amendment to Lease by and between the Registrant and Brandywine Operating Partnership, L.P. dated July 24, 2008.	S-1	333-236786	10.15	February 28, 2020
10.16	Second Amendment to Lease by and between the Registrant and Brandywine Operating Partnership, L.P. dated March 3, 2009.	S-1	333-236786	10.16	February 28, 2020
10.17	Third Amendment to Lease by and between the Registrant and Brandywine Operating Partnership, L.P. dated August 5, 2010.	S-1	333-236786	10.17	February 28, 2020
10.18	Fourth Amendment to Lease by and between the Registrant and Brandywine Operating Partnership, L.P. dated August 10, 2011.	S-1	333-236786	10.18	February 28, 2020
10.19	Fifth Amendment to Lease by and between the Registrant and Brandywine Operating Partnership, L.P. dated January 31, 2012.	S-1	333-236786	10.19	February 28, 2020
10.20	Sixth Amendment to Lease by and between the Registrant and Brandywine Operating Partnership, L.P. dated March 7, 2012.	S-1	333-236786	10.20	February 28, 2020
10.21	Seventh Amendment to Lease by and between the Registrant and Brandywine Operating Partnership, L.P. dated October 23, 2012.	S-1	333-236786	10.21	February 28, 2020

Exhibit Number	Description of Exhibit	Form	File No.	Exhibit	Filing Date	Filed Herewith
10.22	Eighth Amendment to Lease by and between the Registrant and Brandywine Operating Partnership, L.P. dated December 1, 2017.	S-1	333-236786	10.22	February 28, 2020
10.23†	Amended and Restated Services Agreement by and between the Registrant and Comcast Cable gCommunications Management, LLC dated June 29, 2015.	S-1	333-236786	10.23	February 28, 2020
10.24†	Amendment to Exhibits F and G to the Amended and Restated Services Agreement by and between the Registrant and Comcast Cable Communications Management, LLC dated August 25, 2016.	S-1	333-236786	10.24	February 28, 2020
10.25†	Amendment to Exhibit C to the Amended and Restated Services Agreement by and between the Registrant and Comcast Cable Communications Management, LLC dated October 27, 2016.	S-1	333-236786	10.25	February 28, 2020
10.26†	Amendment and Restatement of Exhibits F and G to the Amended and Restated Services Agreement by and between the Registrant and Comcast Cable Communications Management, LLC dated September 18, 2017.	S-1	333-236786	10.26	February 28, 2020
10.27†	Renewal and Amendment to the Amended and Restated Services Agreement by and between the Registrant and Comcast Cable Communications Management, LLC dated October 20, 2017.	S-1	333-236786	10.27	February 28, 2020
10.28†	Amendment 2 to the Amended and Restated Services Agreement by and between the Registrant and Comcast Cable Communications Management, LLC dated July 1, 2019.	S-1	333-236786	10.29	February 28, 2020
10.29†	Amendment to the Amended and Restated Services Agreement by and between the Registrant and Comcast Cable Communications Management, LLC dated August 12, 2019.	S-1	333-236786	10.30	February 28, 2020
10.30†	Second Renewal and Amendment of the Amended and Restated Services Agreement by and between the Registrant and Comcast Cable Communications Management, LLC dated June 19, 2020.	S-1	333-236786	10.32	June 24, 2020
10.31	Office Lease by and between the Registrant and 1201 Tab Owner, LLC dated May 28, 2019.	S-1	333-236786	10.31	February 28, 2020
10.32+#	Amended and Restated Non-Employee Director Compensation Policy.
10.33+#	Master Services Agreement by and between United Healthcare Services, Inc. and Innovation Specialists, LLC d/b/a 2nd.MD dated December 19, 2016.

Exhibit Number	Description of Exhibit	Form	File No.	Exhibit	Filing Date	Filed Herewith
10.34+#	Statement of Work No. 3 to the Master Services Agreement by and between United Healthcare Services, Inc. and Innovation Specialists, LLC d/b/a 2nd.MD dated September 1, 2019.
21.1	Subsidiaries of the Registrant.	10-K	001-39348	21.1	May 7, 2021
23.1	Consent of KPMG LLP, independent registered public accounting firm.					X
23.2#	Consent of Cooley LLP (included in Exhibit 5.1).
24.1#	Power of Attorney (included on signature page).

+
Indicates management contract or compensatory plan.

†
Portions of this exhibit have been omitted in accordance with Item 601(b)(10) of Regulation S-K.

#
Previously filed.

(b)
Financial Statement Schedules.

All financial statement schedules are omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or the notes thereto.
Item 17.
Undertakings.

The undersigned hereby undertakes:
(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)   To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.
(ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant under the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
(5)   For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(6)   For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on May 10, 2021.
ACCOLADE, INC.
By:
/s/ Rajeev Singh

Rajeev Singh
Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ Rajeev Singh Rajeev Singh	Chief Executive Officer and Director (Principal Executive Officer)	May 10, 2021
/s/ Stephen Barnes Stephen Barnes	Chief Financial Officer (Principal Financial and Accounting Officer)	May 10, 2021
* J. Michael Cline	Director	May 10, 2021
* William H. Frist, Sr.	Director	May 10, 2021
* Jeffrey Jordan	Director	May 10, 2021
* Cindy Kent	Director	May 10, 2021
* Peter Klein	Director	May 10, 2021
* Dawn Lepore	Director	May 10, 2021
* Thomas Neff	Director	May 10, 2021
* Patricia Wadors	Director	May 10, 2021
*By: /s/ RAJEEV SINGH Rajeev Singh Attorney-in-fact